Exhibit 3.238

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GAMESMAN INC.

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation:

1.    The name of the corporation is Gamesman Inc.

2.    The Articles of Incorporation of the corporation were filed by the Secretary of State of the state of Nevada on June 2, 2010.

3.    The Board of Directors of the corporation, by unanimous written consent effective September 29, 2014, adopted resolutions to amend the original Articles as follows:

a.	Article 2 has been deleted.

b.	Article 3 has been renumbered to become Article 2.

c.	Article 4 has been renumbered to become Article 3 and is amended to read as follows:

ARTICLE 3. DIRECTORS

The number of directors of the corporation shall be fixed by the Bylaws and may be increased or decreased in the manner specified therein.

d.	Article 5 has been renumbered to become Article 4.

e.	A new Article 5 has been adopted to read as follows:

ARTICLE 5. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Nevada Revised Statutes, as they exist on the date hereof or may hereafter be amended, permit the elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

f.	Article 6 has been deleted.

4.    The foregoing amendments were consented to and approved by 100% of the issued and outstanding shares.

5.    The Articles of Incorporation, as amended to the date of this certificate, are hereby restated as follows:

ARTICLE 1. NAME

The name of the corporation is Gamesman Inc.

ARTICLE 2. AUTHORIZED STOCK

The corporation shall have authority to issue 10,000 shares of common stock without par value.

ARTICLE 3. DIRECTORS

The number of directors of the corporation shall be fixed by the Bylaws and may be increased or decreased in the manner specified therein.

ARTICLE 4. PURPOSE

The purpose of the corporation is to engage in any lawful act or activity permitted by law.

ARTICLE 5. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Nevada Revised Statutes, as they exist on the date hereof or may hereafter be amended, permit the elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Dated: September 29, 2014	GAMESMAN INC.

	By	/s/ Robert D. George
Robert D. George
Vice President, Secretary and Treasurer